EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-175693, 033-60196-99, 333-18135-99, 333-138506-99, 333-193680 and 333-210654 on Form S-8 of our reports dated September 25, 2017, relating to the financial statements of Ascena Retail Group, Inc. (which report included an explanatory paragraph regarding the Company’s change in  method of testing goodwill for impairment due to the adoption of Accounting Standards Update 2017-04, “Simplifying the Test for Goodwill Impairment”), and the effectiveness of Ascena Retail Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ascena Retail Group, Inc. for the year ended July 29, 2017.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
September 25, 2017